Exhibit 10.1

GENIUS BRANDS INTERNATIONAL, INC.

301 N. Canon Drive #305

Beverly Hills, CA 93105

February 28, 2018

Gregory B. Payne

3735 Foothill Rd

Santa Barbara, CA 93105

Dear Mr. Payne:

This will summarize our agreement concerning your employment with Genius Brands International, Inc. (the “Company”):

1. Effective immediately after the March 1, 2018 Board of Directors meeting, you would work from home at full current salary and benefits while the Company looks for a new person to take over your positions. If you are asked to come into the office, the Company will pay your mileage at current IRS rates and parking. All benefits would continue until your last day of employment. You will be entitled to pursue other positions and opportunities during this time.

2. Once a new person is found, but no longer than three (3) months, you will agree to help with a transition for a period of two (2) weeks (the “Transition Period”), during which time you would be entitled to receive your full salary and benefits. You agree to provide reasonable occasional general assistance thereafter for a reasonable period, without further compensation, to answer occasional inquiries. Any services beyond this would be separately negotiated for and compensated.

3. At the earlier to occur of (the “Termination Date”) (i) the end of the Transition Period, or (ii) May 31, 2018, your employment will end and you will be entitled to receive a payment equal to the greater of (i) 50% of your remaining current salary, or (ii) three (3) months of your current salary, as well as, in either case, payment of accrued vacation and required California employee entitlements, if any.

4. The Company agrees to pay for/reimburse you 100% of the expenses (including travel) incurred in the BLE/ MIPCOM trip as submitted. We will agree upon an exact number and mechanics for payment promptly.

5. We will mutually agree upon a press release and Form 8-K along the following lines: you are to be thanked for your services and contributions to the company, you will acknowledge that the company has grown and requires an executive to be there in the LA office five days a week and that your current schedule and commitments in living in Santa Barbara do not allow that, or some other mutually acceptable statement.

6. Company will pay your COBRA medical insurance after the end of your employment for three (3) months.

7. You will be entitled to keep your laptop computer and mobile phone (which will be taken off the company plan as of the Termination Date).

8. We will enter into a more fulsome settlement agreement as promptly as practicable containing customary terms and conditions for agreements of this type such as no disparagement and the like to be negotiated in good faith. Unless and until such a document is negotiated and entered into we mutually agree that this document will be a binding agreement.

AGREED AND ACCEPTED

GENIUS BRANDS INTERNATIONAL, INC.

/s/ Gregory B. Payne	By: /s/ Andy Heyward
Gregory B. Payne	Name:	Andy Heyward
	Title:	Chairman and CEO